EXHIBIT 4.1

CASPIAN INTERNATIONAL OIL CORPORATION

2007 Equity Incentive Plan

1. PURPOSES.

(a) Eligible Equity Award Recipients. Subject to the terms of this Plan, the persons eligible to receive Equity Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

(b) Available Equity Awards.  The purpose of this Plan is to provide a means by which eligible recipients of Equity Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Equity Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, and (iii) Stock Grants.

(c) General Purpose.  The Company, by means of this Plan, seeks to retain the services of the group of persons eligible to receive Equity Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2. DEFINITIONS.

(a) “Affiliate” means any “parent corporation” or “subsidiary corporation” of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with Section 3(c) of this Plan.

(e) “Common Stock” means the common capital stock of the Company.

(f) “Company” means Caspian International Oil Corporation, a Delaware corporation.

(g) “Consultant” means a natural person, including an advisor, (i) who is engaged by the Company or an Affiliate to render bona fide consulting or advisory services which are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities, and (ii) who is compensated for such services or (iii) who is a member of the Board of Directors of an Affiliate.  However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director’s fee by the Company for their services as Directors.

(h) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate.  For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service.  The Board, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any Company approved leave of absence, including sick leave, military leave or any other personal leave.

(i) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(j) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to Company stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(k) “Director” means a member of the Board of Directors of the Company.

(l) “Disability” or “Disabled” means, with respect to any Participant, the Participant is unable to perform his or her normal employment functions or other service functions due to any medically determinable physical or mental disability which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.  A Participant shall not be considered to be “Disabled” or suffering from a “Disability” unless he furnishes proof of the existence thereof in such form and manner, and at such times, as the Board shall determine.

(m) “Employee” means any person employed by the Company or an Affiliate.  Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(n)

“Equity Award” means any right granted under this Plan, including an Option and a Stock Grant.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(q) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(r) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(s) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(t) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(u) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to this Plan.

 (v) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant.  Each Option Agreement shall be subject to the terms and conditions of this Plan.

(w) “Optionholder” means a person to whom an Option is granted pursuant to this Plan or, if applicable, such other person who holds an outstanding Option.

(x) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(y) “Participant” means a person to whom an Equity Award is granted pursuant to this Plan or, if applicable, such other person who holds an outstanding Equity Award.

(z) “Plan” means this Caspian International Oil Corporation 2007 Equity Incentive Plan.

(aa) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(bb) “Securities Act” means the Securities Act of 1933, as amended.

(cc) “Stock Grant” means any award of Common Stock pursuant to Section 7 of this Plan.

(dd) “Stock Award Agreement” means a written agreement between the Company and a holder of an Equity Award evidencing the terms and conditions of an individual Equity Award grant.  Each Equity Award Agreement shall be subject to the terms and conditions of this Plan.

(ee) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Affiliates.

3. ADMINISTRATION.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c) this Plan.

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of this Plan:

(i) To determine from time to time which of the persons eligible under this Plan shall be granted an Equity Award; when and how each Equity Award shall be granted; what type or combination of types of Equity Award shall be granted; the terms and provisions of each Equity Award granted (which need not be identical), including, without limitation, the time or times when a person shall be permitted to receive Common Stock pursuant to an Equity Award, the exercise, base or purchase price of an Equity Award (if any), the time or times at which an Equity Award will become vested, exercisable or payable, the performance goals and other conditions of an Equity Award, the duration of an Equity Award and all other terms of an Equity Award; and the number of shares of Common Stock with respect to which an Equity Award shall be granted to each such person.

(ii) To construe and interpret this Plan and Equity Awards granted under it, and to establish, amend and revoke rules and regulations for its administration.  The Board, in the exercise of this power, may correct any defect, omission or inconsistency in this Plan or in any

Equity Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make this Plan fully effective.

(iii) To amend this Plan or any Equity Award as provided in Section 12 of this Plan.

(iv) To terminate or suspend this Plan as provided in Section 13 of this Plan.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of this Plan.

 (c) Delegation to Committee.

(i) General.  The Board may delegate administration of this Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated.  If administration is delegated to a Committee, the Committee shall have, in connection with the administration of this Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Board.  The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Committee Composition when Common Stock is Publicly Traded. At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.  Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Equity Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Equity Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m)(4)(C) of the Code, and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Equity Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Effect of Board’s Decision. With respect to this Plan or any Equity Award, all determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve.  Subject to the provisions of Section 11 of this Plan relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Equity Awards shall not exceed in the aggregate four million (4,000,000) shares of Common Stock.

(b) Reversion of Shares to the Share Reserve.  If any Equity Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full,

the shares of Common Stock not acquired under such Equity Award shall revert to and again become available for issuance under this Plan.

(c) Source of Shares. The shares of Common Stock subject to this Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5. ELIGIBILITY.

(a) Eligibility for Specific Equity Awards.  Incentive Stock Options may be granted only to Employees.  Equity Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

 (c) Consultants.  A Consultant shall not be eligible for the grant of an Equity Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

6. OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate.  All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option.  The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) Exercise Price of an Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option and Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

(c) Exercise; Consideration. Subject to the terms and conditions of this Plan and the applicable Option Agreement, vested Options may be exercised in whole or in part by giving written notice of exercise to the Company, specifying the number shares to be purchased, accompanied by payment of the applicable exercise or purchase price.  The exercise or purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board determined at the time of the grant of the Option (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder, or (3) in any other form of legal consideration that may be acceptable to the Board.  Unless otherwise specifically provided in the Option Agreement, the exercise or purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(d) Transferability of an Incentive Stock Option.  An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement.  If the Option Agreement pertaining to the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Vesting Generally.  The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal.  The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate.  The vesting provisions of individual Options may vary and shall be determined by the Board.

(g) Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than for Cause and other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination (i.e., to the extent that such Option is vested)) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the vested Option as set forth in the Option Agreement.  If, after termination, the Optionholder does not exercise his or her vested Option(s) (if any) within the time specified in the Option Agreement, the vested Option(s) shall terminate.

(h) Extension of Termination Date.  An Optionholder’s Option Agreement may also provide that if the exercise of the vested Option following the termination of the Optionholder’s Continuous Service (other than for Cause and other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the vested Option shall terminate on the earlier of (i) the expiration of the term of the vested Option set forth in Section 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the vested Option would not be in violation of such registration requirements.

(i) Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination (i.e., to the extent that such Option is vested)), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the vested Option as set forth in the Option Agreement.  If, after termination, the Optionholder does not exercise his or her vested Option(s) (if any) within the time specified herein, the vested Option(s) shall terminate.

(j) Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death or for Cause, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death (i.e., to the extent that such Option is vested)) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to Section 6(d) or 6(e), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement.  If, after death, the vested Option(s) (if any) is not exercised within the time specified herein, the vested Option(s) shall terminate.

(k) Termination of Continuous Service for Cause.  Except as otherwise provided in the Option Agreement, in the event that an Optionholder’s Continuous Service terminates for Cause (which determination shall be made in the sole discretion of the Board), any and all outstanding Options (whether vested or not vested at such time) held by such Optionholder shall immediately terminate and be forfeited to the Company upon the relevant date of termination of Continuous Service for Cause, as determined by the Board.

For purposes of this Plan, “Cause” shall, subject to the following sentence, mean a determination by the Board that an Optionholder (i) has been convicted of, or entered into a plea of nolo contendere to, a crime that constitutes a felony under Federal or state law, (ii) has engaged in willful gross misconduct in the performance of the Optionholder’s duties to the

Company or any Affiliate, or (iii) has committed a material breach of any written agreement with the Company or any Affiliate with respect to confidentiality, noncompetition, nonsolicitation or similar restrictive covenant.  In the event that the Optionholder is a party to an employment agreement with the Company or any Affiliate that defined a termination on account of “Cause” (or a term having a similar meaning), such definition shall apply as the definition of a termination on account of “Cause” for purposes hereof.

(l)

  Options not Vested at Termination.  Any and all Options held by the Participant  which are not vested on or before the effective date of termination of Continuous Service of the Optionholder shall immediately be forfeited to the Company (and shall once again become available for grant under this Plan).

7. PROVISIONS OF STOCK GRANTS.

(a) Stock Grants. Subject to the terms and provisions of this Plan, the Board, at any time and from time to time, may make Stock Grants to persons in such amounts and upon such terms and conditions as the Board shall determine.

(i) Stock Award Agreement.  The Board may require, as a condition to a Stock Grant, that a recipient of a Stock Grant enter into a Stock Award Agreement, setting forth the terms and conditions of the Stock Grant.  In lieu of a Stock Award Agreement, the Board may provide the terms and conditions of a Stock Grant in a notice to the Participant of the Stock Grant, on the Stock certificate representing the Stock Grant, in the resolution approving the Stock Grant, or in such other manner as it deems appropriate.

(ii) Transferability.  Except as otherwise provided in this Section 7, the Common Stock granted pursuant to the Stock Grant may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Restriction Period (as hereinafter defined), if any.  For purposes of this Plan, “Restriction Period” means the applicable period during which the Common Stock granted pursuant to the Stock Grant are subject to any restrictions or conditions established by the Board.  Except as otherwise provided in this Section 7, shares of Common Stock covered by each Stock Grant made under this Plan shall become freely transferable by the Participant after the last day of the Restriction Period, if any, and completion of all conditions to vesting, if any.

(iii)  Other Restrictions.  The Board may impose such other conditions and/or restrictions on any shares of Common Stock granted pursuant to a Stock Grant under this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each share of Common Stock granted and/or restrictions under applicable Federal or state securities laws; and may legend the certificates representing the Common Stock to give appropriate notice of such restrictions.

The Company shall also have the right to retain the certificates representing shares of Stock Grants in the Company’s possession until such time as all conditions and/or restrictions applicable to such shares have been satisfied.

(iv) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the shares of Common

Stock held by the Participant which have not vested as of the date of termination under the terms of the Stock Grant.

(v) Voting Rights, Dividends and Other Distributions. During the Restriction Period (if any), Participants holding shares of Common Stock granted pursuant to Stock Grants may exercise full voting rights and shall receive all regular cash dividends paid with respect to such shares.

8. COVENANTS OF THE COMPANY.

(a) Availability of Shares.  During the terms of the Equity Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Equity Awards.

(b) Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over this Plan such authority as may be required to grant Equity Awards and to issue and sell shares of Common Stock upon exercise of the Equity Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act this Plan, any Equity Award or any Common Stock issued or issuable pursuant to any such Equity Award.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under this Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Equity Awards unless and until such authority is obtained.

9. USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Equity Awards shall constitute general funds of the Company.

10. MISCELLANEOUS

(a) Stockholder Rights.  No Optionholder shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to the Option unless and until such Participant has satisfied all requirements for exercise of, and has exercised, the Option pursuant to its terms.

(b) No Employment or other Service Rights. Nothing in this Plan or any instrument executed or Equity Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Equity Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.  No Employee, Consultant or Director shall have the right to be selected as a participant in this Plan, or having been so selected, to be selected again as a Participant in this Plan.

(c) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(d) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Equity Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Equity Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Equity Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Equity Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under this Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(e) Withholding Obligations.

(i) Payment by Participant. Each Participant shall, no later than the date as of which the value of an Equity Award or other amounts received thereunder first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Board regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(ii) Payment in Stock. Subject to approval by the Board, a Participant may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be issued pursuant to any Equity Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such minimum withholding amount due, or (ii) transferring to the Company shares of Common Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy such minimum withholding amount due.

(f)

Compliance with Laws and Regulations.  Notwithstanding anything in this Plan to the contrary, the Board, in its sole discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to Participants who are officers or Directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning this Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of this Plan, any Option granted as an Incentive Stock Option pursuant to this Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

(g)

Severability.  If any provision of this Plan or any Equity Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify this Plan or any Equity Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Board’s determination, materially altering the intent of this Plan or the Equity Award, such provision shall be stricken as to such jurisdiction, person or Equity Award, and the remainder of this Plan and any such Equity Award shall remain in full force and effect.

(h)  Headings.  Any section, subsection, paragraph or other subdivision headings contained  herein are for purpose of convenience only and are not intended to expand, limit or otherwise define the content of such subdivisions.

(i)

Requirement of Notification of Election under Section 83(b) of the Code.  If any Participant shall, in connection with the acquisition of shares of Common Stock under this Plan, make the election permitted under section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code), such Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code Section 83(b).

(j)  Requirement of Notification Upon Disqualifying Disposition.  In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired upon the exercise of an Incentive Stock Option for two (2) years after the applicable grant date and one (1) year after the applicable date of exercise. The Participant shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

11. ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments. If any change is made in, or other event occurs with respect to, the Common Stock subject to this Plan, or subject to any Equity Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to this Plan pursuant to Section 4(a), and the outstanding Equity Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Equity Awards.  The Board shall make such adjustments, and its determination shall be final, binding and conclusive.  The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(b) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then all outstanding Equity Awards shall terminate immediately prior to the completion of such dissolution or liquidation.

(c) Corporate Transaction. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume any or all Equity Awards outstanding under the Plan or may substitute similar stock awards for Equity Awards outstanding under the Plan (it being understood that similar stock awards include awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction). In the event any surviving corporation or acquiring corporation does not assume any or all such outstanding Equity Awards or substitute similar stock awards for such outstanding Equity Awards, then with respect to Equity Awards that have been neither assumed nor substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Equity Awards (and, if applicable, the time at which such Equity Awards may be exercised) shall (contingent upon consummation of such Corporate Transaction) be accelerated in full to a date prior to the consummation of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the consummation of the Corporate Transaction), and the Equity Awards shall terminate if not exercised (if applicable) at or prior to such event effective time.  With respect to any other Equity Awards outstanding under the Plan, that have been neither assumed nor substituted, the vesting of such Equity Awards (and, if applicable, the time at which such Equity Award may be exercised) shall not be accelerated unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Equity Award, and such Equity Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.

12. AMENDMENT OF THE PLAN AND EQUITY AWARDS.

(a) Amendment of Plan.  The Board at any time, and from time to time, may amend this Plan.  However, except as provided in Section 11 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code.

(b) Stockholder Approval.  The Board may, in its sole discretion, submit any other amendment to this Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c) Contemplated Amendments.  It is expressly contemplated that the Board may amend this Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights.  Rights under any Equity Award granted before amendment of this Plan shall not be materially impaired by any amendment of this Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Equity Awards.  The Board at any time, and from time to time, may amend the terms of any one or more Equity Awards; provided, however, that the rights under any Equity Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(f)

Code Section 409A.  Any action of the Board that in any way alters or affects the tax treatment of any Equity Award or that in the sole discretion of the Board is necessary to prevent an Equity Award from being subject to tax under Code Section 409A shall not be considered to materially impair any rights of any Participant.  Any modification or amendment of this Plan or any Equity Award in a manner that would cause this Plan or any Equity Award to be subject to tax under Section 409A shall be deemed null and void.

13. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term.  The Board may suspend or terminate this Plan at any time.  Unless sooner terminated, this Plan shall terminate on the day before the tenth (10th) anniversary of the date this Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier.  No Equity Awards may be granted under this Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Suspension or termination of this Plan shall not impair rights and obligations under any Equity Award granted while this Plan is in effect except with the written consent of the Participant.

14. CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.